Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
Martin Midstream GP LLC:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-193715 and No. 333-183481) and on Form S-8 (No. 333-140152) of Martin Midstream Partners L.P. and subsidiaries of our report dated March 5, 2012, with respect to the consolidated balance sheet of Waskom Gas Processing Company and Subsidiaries as of December 31, 2011, and the related consolidated statements of income, partners' capital, and cash flows for the year ended December 31, 2011, which report appears in the December 31, 2013 annual report on Form 10-K of Martin Midstream Partners L.P.

/s/ KPMG LLP

Shreveport, Louisiana
March 3, 2014